AMENDMENT TO THE
MANAGED PORTFOLIO SERIES
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT dated as of the 17th day of February, 2016, to the Fund Accounting Servicing Agreement, dated as of April 6, 2011, as amended (the “Agreement”), is entered into by and between MANAGED PORTFOLIO SERIES, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add funds; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement and add the following series of Managed Portfolio Series:

Exhibit U, the Jackson Square Partners Funds, is hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIO SERIES	U.S. BANCORP FUND SERVICES, LLC

By: /s/ James R. Arnold	By: /s/ Michael R. McVoy

Printed Name: James R. Arnold	Printed Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Exhibit U to the Managed Portfolio Series Fund Accounting Agreement

Name of Series Date Added
Jackson Square All-Cap Growth Fund
Jackson Square Global Growth Fund
Jackson Square Select 20 Growth Fund
Jackson Square SMID-Cap Growth Fund
Jackson Square Large-Cap Growth Fund                                                                                                   on or after February 17, 2016

Fund Accounting, Fund Administration & Portfolio Compliance, and Chief Compliance Officer
(CCO) Services Fee Schedule at February, 2016

Annual Fee Based Upon Average Net Assets for the Fund Complex*
7 basis points on the first $____
5 basis points on the next $____
4 basis points on the next $____
3 basis points on the next $____
2 basis points on the balance
Minimum annual fee:  $____ per fund up to 5 Funds, thereafter - $____ per fund

▪ Additional fee of $____ for each additional class
▪ Additional fee of $____ per manager/sub-advisor per fund
▪ Additional fee of $____ for each Controlled Foreign Corporation (CFC)

Services Included in Annual Fee Per Fund
▪	Advisor Information Source – On-line access to portfolio management and compliance information.
▪	Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.
▪	USBFS Legal Administration (e.g., registration statement update)

Pricing Services**
▪	$____ - Domestic Equities, Options, ADRs
▪	$____ - Domestic Corporate/Convertible/Gov’t/Agency Bonds, Foreign Equities, Futures, Forwards, Currency Rates, Mortgage Backed Securities
▪	$____ - CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporate/Convertible/Gov’t/Agency Bonds, Asset Backed Securities, High Yield Bonds
▪	$____ - Bank Loans
▪	$____ - Credit Default Swaps
▪	$____ - Swaptions, Index Swaps
▪	$____ - Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
▪	$____ /Month Manual Security Pricing (>25/day)

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non- standard security type, such as CLOs and CDOs, which may result in additional fees.  All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Corporate Action Services
▪	$____ /Foreign Equity Security per Month for Corporate Action Service
▪	$____ /Domestic Equity Security per Month for Corporate Action Service

Fair Value Services (Charged at the Complex Level)**
▪	$____ on the First 100 Securities
▪	$____ on the Balance of Securities

Chief Compliance Officer Annual Fees (Per Advisor Relationship/Fund complex)*
▪	$____ for the fund complex (subject to Board approval)
▪	$____ for each additional fund (subject to change based on Board review and approval)
▪	$____ /sub-advisor per fund

Exhibit U to the Managed Portfolio Series Fund Accounting Agreement

Fund Accounting, Fund Administration & Portfolio Compliance, and Chief Compliance Officer
(CCO) Services Fee Schedule (continued) at February, 2016

Miscellaneous Expenses
Including but not limited to corporate action services, fair value pricing services, factor services, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.

Additional Services
Available but not included above are the following services – additional legal administration (e.g., subsequent new fund launch), daily compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), and additional services mutually agreed upon.

*Subject to annual CPI increase, Milwaukee MSA.
** Per security per fund per pricing day.
Fees are calculated pro rata and billed monthly.

Advisor’s signature below acknowledges approval of the fee schedule on this Exhibit U.

Jackson Square Partners, LLC

By: /s/ Van Tran

Printed Name: Van Tran

Title: Chief Financial Officer                  Date:   3/28/2016

Jackson Square Partners